Exhibit 99.1

CONTACTS:	Dennis M. Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2018 RESULTS

•	Q4 2018 Sales of $57.1 million, up 13.5% from Q4 2017

•	Q4 2018 Net Income is $0.6 million, or $0.07 per diluted share, versus $7.6 million in Q4 2017, which was comprised entirely of the 2017 tax law change benefits

•	EBITDA totals $5.4 million in Q4 2018 versus $5.8 million in Q4 2017

•	Quarter-End Backlog of $126.2 million, up 62.5% from Q4 2017 and up 13.3% sequentially

BRIDGEVILLE, PA, January 23, 2019 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the fourth quarter of 2018 were $57.1 million, an increase of 13.5% from $50.3 million in the fourth quarter of 2017, although below 2018 third quarter revenues of $69.1 million. All end markets contributed to the year-over-year growth, with the exception of power generation and general industrial. Aerospace remained the Company’s largest end market, at 61.5% of total Company sales. Fourth quarter 2018 aerospace sales totaled $35.1 million, up 23.7% from the fourth quarter of 2017.

Sales of premium alloys in the fourth quarter of 2018 totaled $8.1 million, or 14.2% of sales, compared with $7.3 million, or 14.6% of sales, in the fourth quarter of 2017, and $9.2 million, or 13.3% of sales, in the third quarter of 2018.

Full year 2018 sales increased 26.3% to a record $255.9 million from $202.6 million in 2017. Sales of premium alloys were also at a record level for full year 2018 increasing 50.7% to $41.1 million, or 16.1% of sales. 2017 premium alloy sales were $27.3 million or 13.5% of sales.

The Company’s gross margin for the fourth quarter was 11.3% of sales, compared with 12.3% of sales in the fourth quarter of 2017, and 15.1% of sales in the third quarter of 2018. Margins were negatively impacted by continued cost increases in supply items, especially electrodes, coupled with misalignment of customer surcharges. In addition, lower productivity associated with labor contract negotiations, unplanned Bridgeville melt shop maintenance issues, as well as physical inventory adjustments further reduced fourth quarter gross margin.

Selling, general and administrative expenses were $5.6 million, or 9.7% of sales, for the fourth quarter of 2018, compared with $5.1 million, or 10.2% of sales, in the fourth quarter of 2017, and $5.1 million, or 7.4% of sales, for the third quarter of 2018.

Net income for the fourth quarter of 2018 totaled $0.6 million, or $0.07 per diluted share, (which includes an additional 1.4 million weighted average shares outstanding due to the second quarter 2018 equity issuance), compared with net income of $7.9 million, or $1.06 per diluted share, in the fourth quarter of 2017, which included a net tax benefit of $1.06 per diluted share primarily attributable to the new federal tax legislation. Before the tax benefit, net income in the fourth quarter of 2017 was breakeven. Net income in the 2018 third quarter totaled $3.9 million, or $0.44 per diluted share.

For full year 2018, net income increased 40.1% to $10.7 million, or $1.28 per diluted share, (which included an additional 0.8 million weighted average shares outstanding due to the second quarter equity issuance), versus net income of $7.6 million, or $1.03 per diluted share, in 2017, which included the tax benefit.

The Company’s EBITDA for the fourth quarter of 2018 was $5.4 million, compared with $5.8 million in the fourth quarter of 2017, and $10.1 million in the third quarter of 2018. Full year 2018 EBITDA increased 55.6% to $35.6 million from $22.9 million in 2017.

Managed working capital at December 31, 2018 totaled $123.0 million compared with $136.9 million at September 30, 2018.

Backlog (before surcharges) at December 31, 2018 was a record $126.2 million, an increase of 13.3% from September 30, 2018, and 62.5% higher than at the end of the 2017 fourth quarter.

Fourth quarter operating cash flow improved from the prior quarter and resulted in a debt reduction of $15.8 million in the quarter. The Company’s total debt at December 31, 2018 declined to $46.7 million, compared with $62.5 million at the end of the third quarter of 2018 and $79.7 million at the end of the fourth quarter of 2017.

Capital expenditures for the fourth quarter of 2018 totaled $2.2 million compared to $6.6 million for the third quarter of 2018 and $3.3 million in the fourth quarter of 2017. Fourth quarter capital expenditures were driven by the Company’s mid-size bar cell project at its Dunkirk, NY facility, which began the commissioning process late in the fourth quarter. Benefits related to this project are expected to include both cost and inventory reductions, as well as quality and cycle time improvements.

The Company’s tax rate for the twelve months ended December 31, 2018 was 15.4%. The Company’s effective tax rate is less than the federal statutory rate of 21.0%, primarily due to the favorable impact of federal research and development tax credits.

Chairman, President and CEO Dennis Oates commented: “After a strong three quarters, the 2018 fourth quarter proved to be more difficult than anticipated. Even so, 2018 was a profitable year highlighted by record levels of both premium alloy and total sales. We exited the year with a strong balance sheet and significantly improved liquidity, and enter 2019 with a record backlog and healthy order entry across most of our end markets, especially aerospace. The mid-size bar cell in our Dunkirk, NY facility is on schedule to become fully operational in the 2019 first quarter. We are encouraged by the cycle time and quality improvements that the bar cell is expected to provide.”

Conference Call and Webcast

The Company has scheduled a conference call for today, January 23, 2019, at 10:00 a.m. (Eastern) to discuss fourth quarter 2018 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 6498743. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2019.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales
Stainless steel	$39,571	$33,307	$176,955	$139,603
High-strength low alloy steel	6,082	4,744	21,617	15,693
Tool steel	8,771	7,355	40,308	32,279
High-temperature alloy steel	1,840	4,350	11,467	12,435
Conversion services and other sales	799	518	5,580	2,633

Total net sales	57,063	50,274	255,927	202,643

Cost of products sold	50,639	44,115	218,111	179,609

Gross margin	6,424	6,159	37,816	23,034

Selling, general and administrative expenses	5,559	5,121	21,746	18,797

Operating income	865	1,038	16,070	4,237

Interest expense	802	1,005	4,047	4,022
Deferred financing amortization	60	63	255	255
Other (income) expense	(139)	(6)	(829)	(49)

Income (loss) before income taxes	142	(24)	12,597	9

Provision (benefit) for income taxes	(441)	(7,884)	1,935	(7,601)

Net income	$583	$7,860	$10,662	$7,610

Net income per common share - Basic	$0.07	$1.09	$1.31	$1.05

Net income per common share - Diluted	$0.07	$1.06	$1.28	$1.03

Weighted average shares of common stock outstanding
Basic	8,728,631	7,238,372	8,132,632	7,225,697
Diluted	8,864,592	7,417,044	8,347,692	7,374,805

MARKET SEGMENT INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales
Service centers	$41,013	$34,641	$180,165	$140,259
Original equipment manufacturers	5,350	4,395	20,582	17,634
Rerollers	6,149	6,223	29,337	23,675
Forgers	3,752	4,497	20,263	18,442
Conversion services and other sales	799	518	5,580	2,633

Total net sales	$57,063	$50,274	$255,927	$202,643

Tons shipped	9,873	8,996	44,554	39,246

MELT TYPE INFORMATION
	Three Months Ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales
Specialty alloys	$48,155	$42,428	$209,203	$172,715
Premium alloys *	8,109	7,328	41,144	27,295
Conversion services and other sales	799	518	5,580	2,633

Total net sales	$57,063	$50,274	$255,927	$202,643

END MARKET INFORMATION **
	Three Months Ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales
Aerospace	$35,108	$28,391	$148,850	$111,795
Power generation	1,941	4,325	9,278	16,592
Oil & gas	6,282	4,773	31,493	19,069
Heavy equipment	9,117	7,545	41,623	33,876
General industrial, conversion services and other sales	4,615	5,240	24,683	21,311

Total net sales	$57,063	$50,274	$255,927	$202,643

*	Premium alloys represent all vacuum induction melted (VIM) products.

**

The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
Assets

Cash	$3,696	$207
Accounts receivable, net	32,618	24,990
Inventory, net	134,738	116,663
Other current assets	3,756	4,404

Total current assets	174,808	146,264

Property, plant and equipment, net	177,844	174,444
Other long-term assets	668	523

Total assets	$353,320	$321,231

Liabilities and Stockholders’ Equity

Accounts payable	$44,379	$34,898
Accrued employment costs	7,939	4,075
Current portion of long-term debt	3,907	4,707
Other current liabilities	2,929	1,268

Total current liabilities	59,154	44,948
Long-term debt, net	42,839	75,006
Deferred income taxes	11,481	9,605
Other long-term liabilities, net	2,835	4

Total liabilities	116,309	129,563
Stockholders’ equity	237,011	191,668

Total liabilities and stockholders’ equity	$353,320	$321,231

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
	2018	2017
Operating activities:
Net income	$10,662	$7,610
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,918	18,823
Deferred income tax	1,850	(7,593)
Share-based compensation expense	1,368	1,564
Net gain on asset disposals	(9)	(70)
Changes in assets and liabilities:
Accounts receivable, net	(7,628)	(5,567)
Inventory, net	(20,373)	(27,378)
Accounts payable	5,293	14,178
Accrued employment costs	3,939	272
Income taxes	(246)	77
Other, net	2,833	(811)

Net cash provided by operating activities	16,607	1,105

Investing activities:
Capital expenditures	(15,388)	(7,996)
Proceeds from sale of property, plant and equipment	10	70

Net cash used in investing activities	(15,378)	(7,926)

Financing activities:
Borrowings under revolving credit facility	368,910	350,314
Payments on revolving credit facility	(388,728)	(338,836)
Proceeds under New Markets Tax Credit financing	2,835	—
Payments on term loan facility, capital leases, and notes	(12,364)	(5,078)
Payments of financing costs	(1,109)	—
Proceeds from public offering, net of cash expenses	32,246	—
Proceeds from the exercise of stock options	865	553

Net cash provided by financing activities	2,655	6,953

Net increase in cash and restricted cash	3,884	132
Cash and restricted cash at beginning of period	207	75

Cash and restricted cash at end of period	$4,091	$207

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$583	$7,860	$10,662	$7,610
Interest expense	802	1,005	4,047	4,022
Provision (benefit) for income taxes	(441)	(7,884)	1,935	(7,601)
Depreciation and amortization	4,458	4,791	18,918	18,823

EBITDA	5,402	5,772	35,562	22,854
Share-based compensation expense	322	197	1,368	1,564

Adjusted EBITDA	$5,724	$5,969	$36,930	$24,418